Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	Fax:	(303) 925-8709
	E-mail	investorrelations@markwest.com
Website: www.markwest.com

MarkWest Energy Partners Announces $100 Million Follow-on Debt Offering

DENVER—April 28, 2008— MarkWest Energy Partners, L.P. (NYSE:MWE) and its subsidiary, MarkWest Energy Finance Corporation, announced today a $100 million follow-on offering of its 8.75% senior unsecured notes due 2018 (the “Senior Notes”). The notes priced at 102% of the principal amount to yield 8.4%. The Partnership intends to use the net proceeds from this offering to support its organic growth capital budget.

On April 15, 2008, MarkWest completed a private placement of $400 million of 8.75% Senior Notes due 2018 to qualified institutional buyers under Rule 144A. The notes from the follow-on offering announced today and the notes issued on April 15, 2008, will be treated as a single class of debt securities under the indenture.

The Senior Notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. The Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the Senior Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

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MarkWest Energy Partners, L.P. (NYSE:MWE) is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.